QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8

Summary of APAC Customer Services, Inc.
Non-qualified Retirement Plan for Senior Employees
("Select Retirement Plan")

        The APAC Customer Services, Inc. Non-Qualified Retirement Plan for Senior Employees (the "Select Plan") is a non-qualified plan. Employees are eligible to participate in the Select Plan if APAC has identified them as a highly compensated employee for the prior plan year. Eligible employees may join on the first day of a plan year by enrolling prior to December 15th of the prior year.

        The Select Plan allows participants to defer receiving up to 12% of their base pay and have the deferred amounts credited to them under the Select Plan. Deferral elections remain in effect for the entire calendar year. Any new election will not be effective until the first day of the following plan year (January 1 - December 31).

        APAC matches 50% of a participant's first 6% of deferrals. However, this matching contribution is coordinated with the 401(k) Plan. APAC first matches contributions under the 401(k) Plan and if a participant is contributing less than 6% to that plan, APAC matches the participant's Select Plan deferrals, up to a total of 6% of compensation deferred under both Plans.

        Deferrals under the Select Plan and the matching contributions grow tax deferred until paid out. Until distribution, the contributions and earnings are held in an irrevocable grantor trust by an independent trustee, US Bank. The trust assets are subject to the reach of the employer's creditors in the event of insolvency.

        The Select Plan allows participants to make investment choices over how their deferrals and the matching contributions should be invested among the following mutual funds:

        First American Prime Obligations Y (FAIXX):    This is a money market fund that invests in high-quality short-term debt obligations, including: securities issued by the US Government or one of its agencies or instrumentalities, commercial paper, and Non-convertible corporate debt securities.

        Fidelity Advisor Intermediate Bond Fund T (FTBRX):    This is a bond fund that invests in investment-grade bonds from different sectors of the market including US Government and corporate issues with intermediate maturities.

        MFS Total Return Fund A (MSFRX):    This is a balanced fund that invests in both stocks and bonds. Typical portfolio structure is 60% stock/40% bond but this varies depending on market conditions.

        American Century Equity Income Fund ADV (TWEAX):    This is an equity income fund that seeks current income (dividends) and secondarily—capital appreciation. This fund invests in dividend-paying companies with solid business franchises and capital appreciation potential.

        First American Equity Index Fund Y (FEIIX):    This is a large company index fund whose objective is to provide investment results that correspond to the performance of the Standard & Poor's 500 Composite Index (S&P 500).

        MFS Value Fund A (MEIAX):    This is a large cap value fund that seeks primarily large, established companies believed to offer attractive value but whose price does not reflect what the manager believes is their true earning potential.

        Dreyfus Appreciation Fund (DGAGX):    This is a large cap blend fund that seeks to invest in both growth and value companies. This fund focuses on blue-chip companies with total market values of more than $5 billion and does seek a dividend component.

        Fidelity Advisor Dividend Growth T (FDGTX):    This fund is a large cap blend fund (growth & value) that seeks large growing companies that are currently undervalued in the market. Although the fund does include dividend-paying companies, this is not its primary focus.

        Fidelity Advisor Mid Cap Fund T (FMCAX):    This fund invests in mid-sized companies that offer growth and reasonable valuations. This fund will invest in both growth and value companies and it is now considered a mid cap blend fund, although historically it has tended to be more growth oriented.

        Fidelity Advisor Small Cap Fund T (FSCTX):    This is a small cap growth fund. The fund invests primarily in newer companies that may be poised for explosive growth.

        Putnam International Equity Fund A (POVSX):    This is an international fund that invests mainly in large and mid-size international stocks—targeting companies believed to be priced below their long-term worth.

        Participants are always 100% vested in their deferral contributions. Employer matching contributions and related earnings are vested in accordance with the following schedule:

Years of Service for Vesting	Percentages
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

        The Select Plan provides for lump sum or installment payouts up to 10 years of accumulated funds upon death, termination of employment, or upon the later of age 65 or 5 years of employment. Participants may make a one-time election over the time of distributions that cannot be changed after enrollment. If no election is made, the benefits will be distributed in a lump sum at termination of employment. If a participant's benefits are less than $5,000 at any time after termination of employment, the benefits shall be paid out to the participant in a lump sum regardless of the distribution election in place.

        Participants may request a hardship withdrawal from their deferrals prior to termination of employment. To qualify, the withdrawal must be used to purchase a principal residence, to prevent eviction from your principal residence, to pay for college tuition expenses for the participant or his or her immediate family or for unreimbursed medical expenses. Each withdrawal must be for a specific dollar amount at a minimum of $1,000 and withdrawn using a source/fund hierarchy.

        As a result of the passage of new Internal Revenue Code Section 409A, the Select Plan was frozen by action of APAC's board of directors as of December 31, 2004 to provide for its grandfathering under the pre-existing Internal Revenue Code provisions. APAC will be implementing a new non-qualified plan that is compliant with Section 409A for 2005 and forward.

QuickLinks

  Exhibit 10.8